Exhibit 99.(k)(ix)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of January 22, 2010 to the Committed Facility Agreement dated September 26, 2008 between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Fiduciary/Claymore MLP Opportunity Fund (“Customer”).

WHEREAS, BNPP PB, Inc. and Customer previously entered into a Committed Facility Agreement dated as of September 26, 2008 (the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.                                      Amendment to Equity Securities Collateral Percentage

The table in Section 3(c) of Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

Equity Volatility	Equity Volatility Factor
Less than 20%	-0.15
Equal to or greater than 20% and less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2
Equal to or greater than 100% and less than 150%	2.75

2.                                      Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.                                      Miscellaneous

(a)         Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)         Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)          Counterparts.  This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)         Headings.  The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)          Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

/s/ Authorized Officer	/s/ Steven M. Hill
Name:	Name: Steven M. Hill
Title:	Title: Chief Financial Officer